Exhibit 10.1

April 17, 2026

Robert A. Hickey

1806 Watervale Way

Vienna, VA 22182

Dear Bob,

You have indicated that you are considering stepping down as Executive Vice President, Chief Legal Officer and Corporate Secretary effective as of May 1, 2026 and giving the Company a notice of Retirement effective as of December 31, 2026. “Retirement” is as defined in the Bowman Consulting Group Ltd 2021 Executive Officer Short-Term Incentive Plan as amended (the “Short-Term Incentive Plan”). The notice of Retirement would also serve as notice under section 2 of your Amended and Restated Executive Employment Agreement (the “Employment Agreement”) dated as of August 22, 2024, as amended, that you do not intend to renew the Employment Agreement beyond its Term of December 31, 2026. As you know, Retirement is contingent upon the consent of the Compensation Committee, and the Compensation Committee has consented to your Retirement and to the arrangements, compensation and benefits summarized below (which, for the avoidance of doubt, supersede and replace any compensation-related arrangements and benefits provided for pursuant to the terms of the Employment Agreement or any other plan or policy of the Company).

1. Responsibilities.

Effective upon your resignation as Executive Vice President, Chief Legal Officer and Corporate Secretary, you have agreed to continue to serve as a Senior Legal Advisor in the Law department, reporting to the Chief Legal Officer. You will assist in acquisition and insurance matters, legal proceedings involving the Company and in the transition of your day-to-day responsibilities. There will be no change to your compensation or benefits for the remaining term of your employment.

2. Short-Term Incentive Plan.

You will no longer be eligible to receive your Short-Term Incentive Plan award for 2026. You will, however, receive a lump sum payment in the amount of $338,583 on your last day of employment.

3. Time-Based Restricted Stock Awards.

Your Time-Based Restricted Stock awards will accelerate and vest as of your last day of employment. Those awards are listed on Exhibit A.

4. Performance Based Restricted Stock Awards.

Your Performance Based Restricted Stock awards will accelerate and vest as of your last day of employment. Those awards are also listed on Exhibit A.

5. COBRA.

The Company will pay as a COBRA premium for you and any dependents until the earlier to occur of (a) December 31, 2027, (b) the date that you become eligible for coverage under a plan of a subsequent employer and (c) the date that you or your dependents cease to be eligible for COBRA coverage.

6. Resignation from other positions.

Effective as of May 1, 2026 you will also resign as a director, officer, or manager of each of the Company’s subsidiaries and affiliates in which you hold any such position.

7. Release.

Your receipt of the consideration referred to in Sections 2, 3, and 4 above is contingent upon your execution of the release in the form attached as Exhibit 1 to the Employment Agreement. Except as expressly modified by this letter agreement, the terms and provisions of the Employment Agreement (including, without limitation, the provisions of Section 9 and Appendix B thereof) shall remain in full force and effect in accordance with its terms.

Bowman Consulting Group Ltd.

By:	/s/ MK Gribbons
MK Gribbons

Dated: April 17, 2026

Agreed and acknowledged:

/s/ Robert Hickey
Robert Hickey

Appendix A – Outstanding Restricted Stock Awards

Grant Date	Vests	Type	Unvested Shares as of 12/31/2026
8-Feb-24	2027	RSA	974
9-Feb-24	2027	PSU	20,676
6-Feb-25	2028	RSA	2,141
6-Feb-25	2028	PSU	22,716
11-Feb-26	2029	RSA	5,719
11-Feb-26	2029	PSU	5,719
			57,945